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                                                                   Exhibit 3.1.5

                                 FIRST AMENDMENT
                                       TO
                                     BY-LAWS
                                       OF
                       ADVANCED TELELCOMMUNICATIONS, INC.
                            (A DELAWARE CORPORATION)

      THIS FIRST AMENDMENT TO BY-LAWS OF ADVANCED TELECOMMUNICATIONS, INC. (the "Corporation"), is made as of September ___, 1999 (the "Amendment").

      RECITALS:

      A. WHEREAS, the Corporation currently has in effect By-Laws dated as of September 21, 1999 (the "By-Laws").

      B. WHEREAS, pursuant to the authority set forth in Article VIII of the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation has determined it to be in the best interests of the Corporation to amend the By-Laws as set forth below.

      NOW, THEREFORE, the By-Laws are hereby amended as follows:

      1. Section 2.12 of the By-Laws is deleted in its entirety and replaced by the following:

            "2.12 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws. In the event of a tie vote by the Board of Directors, (a) if the number of members of the Board of Directors is six, the Chief Executive Officer shall abstain from voting, and (b) if the number of members of the Board of Directors is any other even number, the Board of Directors shall determine a tie breaking mechanism that is reasonably acceptable to a majority of the members nominated by the Majority Bain Investors and the Majority Stolberg Investors, as those terms are defined in the Amended and Restated Stockholders Agreement, dated as of September ___, 1999, by and among the Corporation and the Stockholders (as defined therein)."

      2. Section 2.15 of the By-Laws is deleted in its entirety and replaced by the following:

            "2.15 Committees.

            (a) The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each of the Majority Bain Investors and the
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Majority Stolberg Investors, shall have the right to appoint one member to each committee of the Board of Directors including without limitation the compensation committee, audit committee, and executive committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

            (b) Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors."

      3. The By-Laws, as amended by this Amendment, shall remain in full force and effect.


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